Exhibit 99.1

For Oscient Pharmaceuticals

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release:

Oscient Pharmaceuticals and Abbott Canada Enter into

Commercialization Agreement for FACTIVE Tablets

— FACTIVE launch in Canada for the treatment of AECB planned for later this year —

Waltham, Mass., August 10, 2006 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) has granted the commercialization rights to FACTIVE® (gemifloxacin mesylate) tablets in Canada to Abbott Canada, the Canadian affiliate of Abbott. In exchange for those rights, Abbott Canada has agreed to a transfer price on product purchases and to make certain payments to Oscient upon achievement of certain regulatory and sales milestones. Specific financial terms were not disclosed.

FACTIVE is currently approved in Canada for the five-day treatment of acute bacterial exacerbations of chronic bronchitis (AECB) and Abbott Canada will launch FACTIVE for the treatment of AECB in the coming months.

“Through this agreement, we are continuing to execute our strategy of building FACTIVE into a global brand through partnerships with leading pharmaceutical companies,” stated Steven M. Rauscher, President and Chief Executive Officer of Oscient Pharmaceuticals. “With 1,400 employees and a sales force experienced in building leading anti-infective brands, Abbott Canada is well-positioned to launch FACTIVE in Canada.”

Abbott Canada has access to the entire clinical trial dossier for FACTIVE and will pursue regulatory approval for additional indications. FACTIVE was approved by Health Canada for the treatment of AECB. Oscient will be responsible for providing product to Abbott Canada at a transfer price that includes product supply costs and compensation to Oscient.

FACTIVE is approved in the U.S. for the seven-day treatment of community-acquired pneumonia of mild to moderate severity (CAP) and the five-day treatment of AECB.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. U.S. healthcare providers should see the full prescribing information available at www.factive.com. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated disease (CDAD).

FACTIVE in Canada

August 10, 2006

In July of this year, Oscient entered into an agreement to acquire the U.S. rights to the cardiovascular drug ANTARA® 130 mg (fenofibrate) capsules. The transaction is subject to a number of closing conditions, including securing consents from certain third parties.

Forward-Looking Statement for Oscient Pharmaceuticals

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including (i) statements regarding the timing of the expected launch and commercialization of FACTIVE in Canada, (ii) the Company’s strategy to seek partnerships for FACTIVE with leading pharmaceutical companies and (iii) the anticipated closing of the ANTARA acquisition , and the expected commercialization of ANTARA by the Company’s sales force. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to expand the indications for which FACTIVE is approved, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates, (iii) the delay or inability to find sublicensing partners for FACTIVE or to negotiate favorable sublicensing terms and (iv) our inability or our partners’ inability to successfully commercialize FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products. Other risks include, whether we will be able to close the ANTARA acquisition. In particular, the conditions to closing the ANTARA acquisition include receipt by the divesting party of consents of certain third parties, one of which is a pharmaceutical company. In addition, the closing of the financing related to the ANTARA acquisition is not a condition to our obligations to close the ANTARA acquisition. As a result, although we have entered into a definitive agreement with the financier regarding the funding, if for some reason we do not close such financing, we may not have sufficient resources to fund the ANTARA acquisition. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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